NETCO ENERGY INC.	NATION ENERGY INC.
1100 – 609 West Hastings Street	1100 – 609 West Hastings Street
Vancouver, BC, Canada V6B 4W4	Vancouver, BC, Canada V6B 4W4
Tel: 604-331-3376	Tel: 800-400-3969

September 22, 2008

Nation Energy Enters into Agreement to Sell Smoky Area Assets

Nation Energy Inc. ("Nation") (OTCBB: NEGY) and Netco Energy Inc. (“Netco”) (TSXV: NEI) announce they have jointly entered into a Sale and Purchase Agreement with EnCana Oil and Gas (“EnCana”) dated September 18, 2008 (the “Agreement”), to sell their assets in the Smoky Area of Alberta for a total net price of Cdn$1,600,000. The transaction is arm’s length and will be effective June 1, 2008. At the closing, Nation will receive Cdn$1,095,000 and Netco will receive Cdn$505,000 of the total price.

The closing of the transaction is subject to TSX Venture Exchange and other regulatory approvals.

Both Nation and Netco individually intend to use their proceeds of the transaction to fund their respective future oil and gas exploration programs and for their general working capital.

For further information, please contact Gordon Nielsen at (604) 331-3376 and/or visit the company website at www.NetcoEnergy.com.

For further information, please contact John Hislop at (800) 400-3969.

THE TSX VENTURE EXCHANGE HAS NOT REVIEWED AND DOES NOT ACCEPT RESPONSIBILITY FOR THE ADEQUACY OR ACCURACY OF THIS NEWS RELEASE.

Legal Notice regarding Forward Looking Statements

Statements made in this press release that state the management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Forward looking statements in this press release include that Nation and Netco will sell their assets for $1,600,000 and that they will use the proceeds to fund oil and gas exploration. It is important to note that the Company’s actual results could differ materially from those projected in such forward looking statement. Factors which may delay or prevent the forward looking statements from coming to fruition include that we may not complete on the sale of the assets on the terms indicated, and that we may need funds received for purposes other than those currently proposed by management. Netco’s policy is not to update forward looking statements in future press releases. Readers should refer to Nation and Netco’s public disclosure documents filed on Edgar and Sedar, respectively.